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                                                                     Exhibit i.1

                           Morgan, Lewis & Bockius LLP
                          1111 Pennsylvania Ave., N.W.
                             Washington, D.C. 20004
                                Tel: 202-739-3000
                                Fax: 202-739-3001
                               www.morganlewis.com

December 30, 2002




iShares, Inc.
c/o Barclays Global Fund Advisors
45 Fremont Street
San Francisco, CA  94105

Re: Opinion of Counsel regarding Post-Effective Amendment No. 26 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 33-97598)

Ladies and Gentlemen:

We have acted as counsel to iShares, Inc., a Maryland corporation (the "Company"), in connection with the above-referenced Registration Statement (as amended, the "Registration Statement") which relates to the Company's shares of common stock, par value $0.001 per share (collectively, the "Shares"). This opinion is being delivered to you in connection with the Company's filing of Post-Effective Amendment No. 26 to the Registration Statement (the "Amendment") to be filed with the Securities and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933 (the "1933 Act"). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a) a certificate of the State of Maryland as to the existence and good standing of the Company;

(b) the Articles of Incorporation for the Company and any amendments or supplements thereto (the "Articles of Incorporation") and the By-laws for the Company, and any amendments or supplements thereto (the "By-laws");

(c) a certificate executed by Sandra Madden, the Assistant Secretary of the Company,

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         certifying as to, and attaching copies of, the Company's Articles of
         Incorporation and By-laws; certain resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Shares; and the number of Shares authorized, issued and outstanding; and

(d)      a printer's proof of the Amendment.


In our capacity as counsel to the Company, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Company. We have assumed that the Amendment, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Articles of Incorporation and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the General Corporation Laws of the State of Maryland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP